Exhibit 99

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

April 29, 2004

Avnet, Inc. Reports Third Quarter Fiscal 2004 Results
Accelerating Growth Propels Revenue and Profitability

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today reported that revenues for its third quarter of fiscal 2004, ended April 3, 2004, were $2.64 billion, up 13% from the prior year third quarter, and up 3% sequentially. The Company reported net income in the third quarter of fiscal 2004 of $26.7 million, or $0.22 per share, as compared with $1.5 million, or $0.01 per share, in last year’s third quarter, with both periods including charges associated with the early extinguishment of debt. Excluding such charges, net income increased to $40.9 million, or $0.34 per share, in the third quarter of fiscal 2004, which represents an improvement of $0.26 per share over the year-ago net income of $0.08 per share. The earnings for the third quarter of fiscal 2004 were positively impacted by a reduction in the Company’s effective tax rate to 27% for the fiscal year primarily as a result of the Company’s mix of profits globally.

Operating income more than doubled to $73.9 million in the third quarter of fiscal 2004 as compared with $36.2 million in the prior year third quarter. Operating income as a percent of sales increased 125 basis points from 1.55% in the third quarter of fiscal 2003 to 2.80% in the current quarter. The third quarter of fiscal 2004 represents the seventh consecutive year-over-year improvement in quarterly operating income dollars and operating income margin excluding restructuring and other charges.

Electronics Marketing (EM) sales of $1.59 billion grew 20% sequentially and 24% as compared with the third quarter of last year. The growth in EM was driven by all three regions with Europe, Middle East and Africa (EMEA) recording the highest sequential sales growth of 36% while the Americas region grew 15% and Asia grew 4% driven primarily by normal seasonal factors. EM Asia continued to show strong year-over-year growth as revenue increased 44% as compared with the third quarter of fiscal 2003. Technology Solutions (TS) sales of $1.05 billion were down seasonally by 14% from the prior sequential quarter and flat as compared with the prior year. TS’s year-over-year sales comparison takes into account its previously announced decision to exit certain low margin engagements which in last year’s third quarter amounted to approximately $90 million of revenue, or roughly $100 million in current U.S. dollars.

Commenting on the Company’s sales for the quarter, Chairman and Chief Executive Officer, Roy Vallee, stated: “The increase in EM sales across all geographies demonstrates that Avnet is enjoying a significant uplift from the technology industry recovery. In addition to continued robust year-over-year growth in Asia, we are encouraged by the double digit growth on both a sequential and year-over-year basis in EMEA and the Americas. These growth rates, coupled with another quarter of strengthening orders, indicate that the markets we serve are continuing to improve.”

EM’s operating income of $63.6 million grew 58% on a sequential basis and was 108% higher than the third quarter of fiscal 2003. EM’s operating income margin of 4.0% represented significant improvement as compared with 3.0% in the prior sequential quarter and 2.4% in last year’s third quarter. TS’s operating income of $25.8 million was down $4.6 million, or 15%, from the prior sequential quarter but was 35% higher than the comparable quarter in fiscal 2003. Operating income margin of 2.5% was essentially flat with the prior sequential quarter and 65 basis points better than the third quarter of the prior year.

Mr. Vallee noted: “The impact of our lower cost structure coupled with improving market conditions was evident in the strong results at EM. More specifically, the restructuring within EM EMEA has had a dramatic impact as its operating profitability, both in terms of dollars and margin, is now comparable with North America. Additionally, TS grew operating income significantly over last year despite flat sales due primarily to the planned reduction in low margin business that has been underway for the last three quarters. These performances have driven enterprise operating profit margin to its highest level in three years.”

During the third quarter of fiscal 2004, the Company issued $300 million of 2% Convertible Senior Debentures due 2034. The Company used the net proceeds of $292.5 million for the early redemption of $273.4 million of the $360 million outstanding principal amount of its 7 7/8% Notes due February 15, 2005. In connection with this transaction, Avnet recorded a charge in the third quarter of approximately $16.4 million pre-tax and $14.2 million after-tax, or $0.12 per share, for the premium paid to holders of the 7 7/8% Notes and other related expenses. During the quarter, the Company also utilized cash on hand to repay the $100 million of 6 7/8% notes that matured on March 15, 2004.

Ray Sadowski, Chief Financial Officer, stated: “We capitalized on the attractive terms the convertible market offered to refinance some of our higher interest debt at lower rates. Through this transaction we were able to extend the term of our debt a minimum of five years while reducing our interest expense by approximately $20 million pre-tax per year thereby positively impacting earnings per share by approximately $0.12 per share annually beginning in the June 2004 quarter.”

The Company reported that revenue, gross profit and operating income per employee grew significantly as compared with the prior year third quarter. Operating expenses as a percentage of gross profit decreased to its lowest level in three years, coming in slightly below 80% in the third quarter of fiscal 2004. In addition, Electronics Marketing working capital (consisting of trade receivables plus inventory less accounts payable) velocity reached record levels with inventory turnover exceeding 5 turns in the current quarter.

Mr. Sadowski further commented: “Our ‘Driving Value’ initiative continues to positively impact our business operations as evidenced by the fact that our Net Operating Profit After Tax (NOPAT) return on working capital ratio nearly doubled over the year-ago quarter. With the third straight quarter of sequential revenue growth we have been able to accelerate the increase in both our operating margins and return on capital metrics.”

Mr. Vallee provided guidance for the fourth quarter of Avnet’s fiscal 2004 by stating: “We expect EM revenues to grow by 1-4% sequentially as the industry continues to recover and TS revenues to grow by 2-5% sequentially. These growth rates take into account the current value of the Euro to the U.S. dollar, which is roughly 5% below the average rate reflected in our results for the March 2004 quarter. Therefore, Avnet consolidated sales should be in the range of $2.65 to $2.75 billion in the fourth quarter of fiscal 2004. We expect earnings to increase sequentially and be in the range of $0.35 — $0.40 per share.”

For the first three quarters of fiscal 2004, Avnet reported sales of $7.60 billion as compared with $6.86 billion in the first three quarters of fiscal 2003. The Company also reported net income of $24.2 million, or $0.20 per share, for the first three quarters of fiscal 2004 as compared with a net loss of $57.7 million, or $0.48 per share, in the comparable period of fiscal 2003, both periods including restructuring and other charges and debt extinguishment costs. Excluding such charges, net income for the first three quarters of fiscal 2004 was $77.0 million, or $0.64 per share as compared with net income of $16.2 million, or $0.13 per share, for the same period in the prior year.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “anticipate”, “expect”, believe”, and “should”. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share, the Company’s ability to generate additional cash flow, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q. Avnet is under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP and Pro forma Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the Company also discloses pro forma or non-GAAP results of operations that exclude certain items. Management believes that providing this additional information is useful to investors to better assess and understand operating performance, especially when comparing results with previous periods or forecasting performance for future periods. Management believes the pro forma measures also help indicate underlying trends in the business. Management also uses pro forma measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

However, analysis of results and outlook on a pro forma or non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP. Reconciliations of the Company’s analysis of results to GAAP for the current quarter and year-to-date are attached.

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 5:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, can be accessed through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the webcast.

Avnet will present at the following investor conferences in May: The JPMorgan Technology and Telecom Conference on May 4, 2004, and the Global Technology Distribution Council Investor Relations Conference on May 18. For a listing of conference details and how to access each available webcast, along with additional upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

Additional Information

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company with fiscal year 2003 sales (year ended June 27, 2003) of $9.05 billion, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 68 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Please feel free to visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc.
Vincent Keenan
Investor Relations
480/643-7053
investorrelations@avnet.com

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

INCLUDING DEBT EXTINGUISHMENT	THIRD QUARTERS ENDED
COSTS(1)(2)
	APRIL 3,	MARCH 28,
	2004(1)	2003(2)
Sales	$2,639.6	$2,340.5
Income before income taxes	36.6	2.5
Net income	26.7	1.5
Net income per share:
Basic	$0.22	$0.01
Diluted	$0.22	$0.01

EXCLUDING DEBT	THIRD QUARTERS ENDED
EXTINGUISHMENT COSTS
	APRIL 3,	MARCH 28,
	2004	2003
Sales	$2,639.6	$2,340.5
Income before income taxes	53.0	16.0
Net income	40.9	9.6
Net income per share:
Basic	$0.34	$0.08
Diluted	$0.34	$0.08
(1)	The results for the third quarter of fiscal 2004 shown above include the impact of debt extinguishment costs associated with the Company’s cash tender offer completed during the third quarter for $273.4 million of the 7 7/8% Notes due February 15, 2005. These charges amounted to $16.4 million pre-tax, $14.2 million after-tax and $0.12 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the impacts of these charges.

(2)	The results for the third quarter of fiscal 2003 shown above include the impact of debt extinguishment costs associated with the Company’s cash tender offers and repurchases completed during the third quarter for $159.0 million of the 6.45% Notes due August 15, 2003 and $220.1 million of the 8.20% Notes due October 17, 2003. These charges amounted to $13.5 million pre-tax, $8.2 million after-tax and $0.07 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the impacts of these charges.

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

INCLUDING RESTRUCTURING AND DEBT	NINE MONTHS ENDED
EXTINGUISHMENT COSTS(1)(2)
	APRIL 3,	MARCH 28,
	2004(1)	2003(2)
Sales	$7,601.7	$6,861.0
Income (loss) before income taxes	33.1	(93.5)
Net Income (loss)	24.2	(57.7)
Net Income (loss) per share:
Basic	$0.20	($0.48)
Diluted	$0.20	($0.48)

EXCLUDING RESTRUCTURING AND DEBT	NINE MONTHS ENDED
EXTINGUISHMENT COSTS
	APRIL 3,	MARCH 28,
	2004	2003
Sales	$7,601.7	$6,861.0
Income before income taxes	105.0	26.8
Net income	77.0	16.2
Net income per share:
Basic	$0.64	$0.13
Diluted	$0.64	$0.13
(1)	The results for the first nine months of fiscal 2004 shown above include the impact of restructuring and other charges recorded in both the first and second quarters. These charges were recorded in connection with cost cutting initiatives and the previously announced combination of the Computer Marketing and Applied Computing operating groups into one operating group now called Technology Solutions. These restructuring and other charges amounted to $55.6 million pre-tax (all of which is included in operating expenses), $38.6 million after-tax and $0.32 per diluted share. The first nine months of fiscal 2004 shown above also include the impact of debt extinguishment costs associated with the Company’s cash tender offer completed during the third quarter for $273.4 million of the
7 7/8% Notes due February 15, 2005. These charges amounted to $16.4 million pre-tax, $14.2 million after-tax and $0.12 per diluted share.

The total impact of these charges on the results for the first nine months of fiscal 2004 amounted to $72.0 million pre-tax, $52.8 million after-tax and $0.44 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the impacts of these charges.

(2)	The results for the first nine months of fiscal 2003 shown above include the impact of restructuring and other charges recorded in connection with cost cutting initiatives including severance costs, charges for consolidation of facilities and write-offs of certain capitalized IT-related initiatives. The restructuring and other charges amounted to $106.8 million pre-tax (all of which is included in operating expenses), $65.7 million after-tax and $0.54 per diluted share. The results for the first nine months of fiscal 2003 shown above also include the impact of debt extinguishment costs associated with the Company’s cash tender offers and repurchases completed during the third quarter for $159.0 million of its 6.45% Notes due August 15, 2003 and $220.1 million of its 8.20% Notes due October 17, 2003. These charges amounted to $13.5 million pre-tax, $8.2 million after-tax and $0.07 per diluted share.

The total impact of these charges on the results for the first nine months of fiscal 2003 amounted to $120.3 million pre-tax, $73.9 million after-tax and $0.61 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the impacts of these charges.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED
	APRIL 3, 2004 (1)			MARCH 28, 2003 (2)
	REPORTED	DEBT EXT.	ADJUSTED	REPORTED	DEBT EXT.	ADJUSTED
	RESULTS	COSTS	RESULTS	RESULTS	COSTS	RESULTS
Sales	$2,639,589	$—	$2,639,589	$2,340,468	$—	$2,340,468
Cost of sales	2,281,006	—	2,281,006	2,033,356	—	2,033,356

Gross profit	358,583	—	358,583	307,112	—	307,112
Selling, general and administrative expenses	284,731	—	284,731	270,863	—	270,863

Operating income	73,852	—	73,852	36,249	—	36,249
Other income, net	2,900	—	2,900	6,390	—	6,390
Interest expense	(23,817)	—	(23,817)	(26,650)	—	(26,650)
Debt extinguishment costs(1)(2)	(16,370)	16,370	—	(13,487)	13,487	—

Income before income taxes	36,565	16,370	52,935	2,502	13,487	15,989
Income tax provision	9,915	2,155	12,070	1,010	5,335	6,345

Net income	$26,650	$14,215	$40,865	$1,492	$8,152	$9,644

Net earnings per share:
Basic	$0.22	$0.12	$0.34	$0.01	$0.07	$0.08

Diluted	$0.22	$0.12	$0.34	$0.01	$0.07	$0.08

Shares used to compute earnings per share:
Basic	120,332	120,332	120,332	119,486	119,486	119,486

Diluted	121,909	121,909	121,909	119,571	119,571	119,571

(1)	The results for the third quarter of fiscal 2004 shown above include the impact of debt extinguishment costs associated with the Company’s cash tender offer completed during the third quarter for $273.4 million of the 7 7/8% Notes due February 15, 2005. These charges amounted to $16.4 million pre-tax, $14.2 million after-tax and $0.12 per diluted share.

(2)	The results for the third quarter of fiscal 2003 shown above include the impact of debt extinguishment costs associated with the Company’s cash tender offers and repurchases completed during the third quarter for $159.0 million of its 6.45% Notes due August 15, 2003 and $220.1 million of its 8.20% Notes due October 17, 2003. These charges amounted to $13.5 million pre-tax, $8.2 million after-tax and $0.07 per diluted share.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	NINE MONTHS ENDED
	APRIL 3, 2004(1)(2)			MARCH 28, 2003(3)
		RESTRUCT-			RESTRUCT-
	REPORTED	URING AND	ADJUSTED	REPORTED	URING AND	ADJUSTED
	RESULTS	OTHER CHGS.	RESULTS	RESULTS	OTHER CHGS.	RESULTS
Sales	$7,601,699	$—	$7,601,699	$6,861,023	$—	$6,861,023
Cost of sales	6,604,860	—	6,604,860	5,940,726	—	5,940,726

Gross profit	996,839	—	996,839	920,297	—	920,297
Selling, general and administrative expenses	824,752	—	824,752	832,522	—	832,522
Restructuring and other charges(1)(3)	55,618	(55,618)	—	106,765	(106,765)	—

Operating income (loss)	116,469	55,618	172,087	(18,990)	106,765	87,775
Other income, net	7,137	—	7,137	16,987	—	16,987
Interest expense	(74,184)	—	(74,184)	(77,988)	—	(77,988)
Debt extinguishment costs(1)(3)	(16,370)	16,370	—	(13,487)	13,487	—

Income (loss) before income taxes	33,052	71,988	105,040	(93,478)	120,252	26,774
Income tax provision (benefit)	8,826	19,236	28,062	(35,825)	46,350	10,525

Net income (loss)	$24,226	$52,752	$76,978	$(57,653)	$73,902	$16,249

Net earnings (loss) per share:
Basic	$0.20	$0.44	$0.64	$(0.48)	$0.61	$0.13

Diluted	$0.20	$0.44	$0.64	$(0.48)	$0.61	$0.13

Shares used to compute earnings (loss) per share:
Basic	119,946	119,946	119,946	119,441	119,441	119,441

Diluted	120,921	120,921	120,921	119,441	119,441	119,441

(1)	The results for the first nine months of fiscal 2004 shown above include the impact of restructuring and other charges recorded in both the first and second quarters. These charges were recorded in connection with cost cutting initiatives and the previously announced combination of the Computer Marketing and Applied Computing operating groups into one operating group now called Technology Solutions. These charges include severance costs, charges for consolidation of certain owned and leased facilities, write-offs of certain capitalized IT-related initiatives, the impairment in the second quarter of certain owned assets in the Company’s European operations and the write-off in the first quarter of the remaining unamortized deferred loan costs associated with the Company’s multi-year credit facility terminated in September. These restructuring and other charges in the first half of fiscal 2004 amounted to $55.6 million pre-tax, $38.6 million after-tax and $0.32 per diluted share.

The first nine months of fiscal 2004 shown above also include the impact of debt extinguishment costs associated with the Company’s cash tender offer completed during the third quarter for $273.4 million of the 7 7/8% Notes due February 15, 2005. These charges amounted to $16.4 million pre-tax, $14.2 million after-tax and $0.12 per diluted share.

The total impact of these charges on the results for the first nine months of fiscal 2004 amounted to $72.0 million pre-tax, $52.8 million after-tax and $0.44 per diluted share.

(2)	The results for the first nine months of fiscal 2003 shown above include the impact of restructuring and other charges recorded in connection with cost cutting initiatives including severance costs, charges for consolidation of facilities and write-offs of certain capitalized IT-related initiatives. The restructuring and other charges amounted to $106.8 million pre-tax, $65.7 million after-tax and $0.54 per diluted share. The results for the first nine months of fiscal 2003 shown above also include the impact of debt extinguishment costs associated with the Company’s cash tender offers and repurchases completed during the third quarter for $159.0 million of its 6.45% Notes due August 15, 2003 and $220.1 million of its 8.20% Notes due October 17, 2003. These charges amounted to $13.5 million pre-tax, $8.2 million after-tax and $0.07 per diluted share.

The total impact of these charges on the results for the first nine months of fiscal 2003 amounted to $120.3 million pre-tax, $73.9 million after tax and $0.61 per diluted share.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	APRIL 3,	JUNE 27,
	2004	2003
Assets:
Current assets:
Cash and cash equivalents	$351,400	$395,467
Receivables, net	1,731,436	1,471,806
Inventories	1,292,144	1,097,580
Other	82,139	161,237

Total current assets	3,457,119	3,126,090
Property, plant and equipment, net	198,577	250,412
Goodwill	861,798	857,110
Other assets	271,183	265,939

Total assets	4,788,677	4,499,551

Less liabilities:
Current liabilities:
Borrowings due within one year	142,300	187,656
Accounts payable	1,101,434	802,039
Accrued expenses and other	310,589	316,355

Total current liabilities	1,554,323	1,306,050
Long-term debt, less due within one year	1,214,845	1,278,399
Other long-term liabilities	69,420	82,580

Total liabilities	2,838,588	2,667,029

Shareholders’ equity	$1,950,089	$1,832,522

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	NINE MONTHS ENDED
	APRIL 3,	MARCH 28,
	2004	2003
Cash flows from:
Operations:
Net Income (loss)	$24,226	$(57,653)
Add non-cash and other reconciling items:
Depreciation and amortization	50,550	69,191
Deferred taxes	(449)	(35,501)
Non-cash restructuring and other charges	31,409	59,027
Other, net	33,805	33,444

	139,541	68,508
Receivables	(233,771)	88,026
Inventories	(160,695)	341,038
Accounts payable	276,799	(76,085)
Accrued expenses and other, net	42,463	131,750

Net cash flows provided from operating activities	64,337	553,237

Financing:
Reduced drawings under accounts receivable securitization program	—	(200,000)
Issuance of notes in public offering, net of issuance costs	292,500	465,312
Repayment of notes	(444,245)	(379,197)
Proceeds from (repayment of) commercial paper and bank debt, net	38,282	(275,246)
Proceeds from (repayment of) other debt, net	(2)	(1,274)
Other, net	13,299	(461)

Net cash flows used for financing activities	(100,166)	(390,866)

Investing:
Purchases of property, plant, and equipment	(19,378)	(26,595)
Cash proceeds from sales of property, plant and equipment	1,470	9,014
Acquisition of operations, net	(1,448)	(7,504)

Net cash flows used for investing activities	(19,356)	(25,085)

Effect of exchange rates on cash and cash equivalents	11,118	4,684

Cash and cash equivalents:
increase (decrease)	(44,067)	141,970
at beginning of year	395,467	159,234

at end of period	$351,400	$301,204

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	APRIL 3,	MARCH 28,	APRIL 3,	MARCH 28,
SALES	2004	2003	2004	2003
Electronics Marketing	$1,594.2	$1,290.3	$4,284.3	$3,736.1
Technology Solutions	1,045.4	1,050.2	3,317.4	3,124.9

Consolidated	$2,639.6	$2,340.5	$7,601.7	$6,861.0

OPERATING INCOME (LOSS)
Electronics Marketing	$63.6	$30.5	$137.2	$67.7
Technology Solutions	25.8	19.1	74.4	51.2
Corporate	(15.5)	(13.4)	(39.5)	(31.1)

Consolidated Before Restructuring and Other Charges	73.9	36.2	172.1	87.8
Restructuring and Other Charges	—	—	(55.6)	(106.8)

Consolidated	$73.9	$36.2	$116.5	$(19.0)